FOR IMMEDIATE RELEASE
July 18, 2006

For further information contact:
Craig L. Montanaro
Senior Vice President,
Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510


                             KEARNY FINANCIAL CORP.
                         ANNOUNCES STOCK REPURCHASE PLAN

Fairfield, New Jersey, July 18, 2006 - Kearny Financial Corp. (Nasdaq GSM: KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank (the "Bank"), today announced that the Board of Directors has authorized a stock repurchase plan to acquire up to 1,091,063 shares, or 5% of the Company's outstanding common stock held by persons other than Kearny MHC. This stock repurchase plan will commence after the Company has completed its purchase of shares in the open market to fund the Company's 2005 Stock Compensation and Incentive Plan. 1,371,341 shares have been repurchased to date for the Stock Compensation and Incentive Plan and an additional 54,314 shares are needed.

Repurchases under the stock repurchase plan will be made from time to time in the open market, based on stock availability, price and the Company's financial performance. It is anticipated that the repurchases will be made during the next twelve months, although no assurance can be given as to when they will be made or to the total number of shares that will be repurchased, and there is no expiration date for the plan. The Company may enter into one or more Rule 10b5-1 trading plans in order to facilitate the repurchase of shares.

John N. Hopkins, President and Chief Executive Officer of the Company, stated, "The stock repurchase plan demonstrates our commitment to enhancing shareholder value through sound capital management strategies."


Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At March 31, 2006, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.03 billion, $1.46 billion and $503.0 million, respectively. Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol "KRNY."

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.